SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934.

        Date of Report (Date of earliest event reported) February 4, 1994




                     Lincoln Telecommunications Company
             (Exact name of registrant as specified in its charter)

    Nebraska                       2-70020              47-0632436
   (State or other juris-         (Commission          (IRS Employer
   diction of incorporation)      File Number)       Identification No.)

   1440 M Street, Lincoln, Nebraska                       68508
   (Address of principal executive offices)             (Zip Code)



   Registrant's telephone number, including area code (402) 474-2211




        (Former name or former address, if changed since last report)

   Item 5.   Other Events

             Included herewith are the Consolidated Financial Statements of Lincoln Telecommunications Company for the years ended December 31, 1993, 1992 and 1991, along with the Independent Auditor's Report thereon of KPMG Peat Marwick. Attached hereto as Exhibit 24 is the consent of KPMG Peat Marwick with respect to such financial statements.

                  LINCOLN TELECOMMUNICATIONS COMPANY

                  Consolidated Financial Statements

                   December 31, 1993, 1992 and 1991

             (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT


   The Stockholders and Board of Directors
   Lincoln Telecommunications Company:


   We have audited the accompanying consolidated balance sheets of Lincoln Telecommunications Company and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, common stock investment and preferred stock and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Telecommunications Company and Subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.

   As discussed in note 7 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. As discussed in note 9 to the consolidated financial statements, the Company also adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions in 1993.


   February 4, 1994                        KPMG PEAT MARWICK

               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 1993 and 1992


                Assets                                         1993         1992
                                                            (Dollars in thousands)

   Property and equipment (note 2)                          $ 449,540       435,226
      Less accumulated depreciation and amortization          203,436       185,661
                                                              -------       -------
          Net property and equipment                          246,104       249,565
                                                              -------       -------
   Investments and other assets (note 3)                       47,163        44,880
                                                              -------       -------
   Current assets:
      Cash and cash equivalents                                15,341         9,585
      Temporary investments, at cost, which
       approximates market                                     34,451        29,064
      Receivables, less allowance for doubtful
       receivables of $382,000 in 1993 and $419,000
       in 1992                                                 25,429        23,630
      Materials, supplies and other assets                      6,530         6,380
                                                               ------        ------
          Total current assets                                 81,751        68,659
                                                               ------        ------
   Deferred charges (note 7)                                   20,261         6,012
                                                               ------        ------
                                                             $395,279       369,116
                                                              =======       =======
      Capitalization and Liabilities

   Capitalization:
      Common stock investment (notes 5 and 6)                 184,032       189,435
      Preferred stock, 5%, redeemable                           4,499         4,499
      Long-term debt, excluding current installments
       (notes 2 and 6)                                         44,000        73,550
                                                              -------       -------
          Total capitalization                                232,531       267,484
                                                              -------       -------
   Current liabilities:
      Current installments of long-term debt (note 6)           -             5,325
      Notes payable to banks (note 6)                          41,500        14,000
      Accounts payable and accrued expenses                    19,989        21,801
      Income taxes payable (note 7)                             2,493         3,203
      Dividends payable                                         4,345         3,685
      Advance billings and customer deposits                    6,058         5,746
                                                               ------        ------
          Total current liabilities                            74,385        53,760
                                                               ------        ------
   Deferred credits:
      Unamortized investment tax credits                        4,892         6,252
      Deferred income taxes (note 7)                           22,974        34,725
      Other (notes 7 and 9)                                    60,497         6,895
                                                               ------        ------
          Total deferred credits                               88,363        47,872
   Commitments (notes 8 and 9)
                                                             $395,279       369,116
                                                              =======       =======



   See accompanying notes to consolidated financial statements.

               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 1993, 1992 and 1991

                                                          1993          1992       1991

                                                    (Dollars in thousands except per share data)
   Telephone operating revenues:
      Local network services (note 11)                  $ 70,833       66,022      55,972
      Long distance and access services (note 11)         62,775       60,491      64,293
      Directory advertising, billing and other services   16,355       16,229      15,744
      Other operating revenues                            13,951       14,018      13,303
                                                         -------      -------     -------
           Total telephone operating revenues            163,914      156,760     149,312
                                                         -------      -------     -------
   Diversified operations revenues and sales:
      Long distance services                              19,622       18,933      18,884
      Product sales                                        8,089        7,469       7,669
      Other revenues                                         343          349         349
                                                         -------      -------     -------
           Total diversified operations revenues
            and sales                                     28,054       26,751      26,902
                                                         -------      -------     -------
   Intercompany revenues                                 (7,618)      (8,143)     (8,121)
                                                         -------      -------     -------
           Total operating revenues                      184,350      175,368     168,093
                                                         -------      -------     -------
   Operating expenses:
      Depreciation                                        28,596       29,626      28,628
      Cost of goods and services (note 11)                17,709       18,103      18,806
      Other operating expenses                            85,915       80,219      78,773
      Taxes, other than payroll and income (note 15)       2,923        4,135         446
      Intercompany expenses                              (7,618)      (8,143)     (8,121)
                                                         -------      -------     -------
           Total operating expenses                      127,525      123,940     118,532
                                                         -------      -------     -------
           Operating income                               56,825       51,428      49,561
                                                         -------      -------     -------
   Non-operating income and expense:
      Income from interest and other investments           4,540        3,660       4,529
      Interest expense and other deductions                8,556        9,378       9,433
                                                          ------      -------     -------
           Net non-operating expense                       4,016        5,718       4,904
                                                          ------      -------     -------
           Income before income taxes and cumulative
               effect of change in accounting principle   52,809       45,710      44,657

   Income taxes (notes 7 and 15)                          19,618       16,101      16,837
                                                         -------      -------      ------
           Income before cumulative effect of change
               in accounting principle                    33,191       29,609      27,820
   Cumulative effect of change in accounting
       principle (note 9)                                 23,166        -
                                                                                    -
                                                         -------     --------     -------
           Net income                                     10,025       29,609      27,820
   Preferred dividends                                       225         -338         469
                                                         -------     --------     -------
           Earnings available for common shares         $  9,800       29,271      27,351
                                                         =======     ========     =======
   Earnings per common share:
      Earnings before cumulative effect of change in
       accounting principle                                1.01          .90          .83
      Cumulative effect of change in accounting
       principle                                         (  .71)       -            -
                                                         ------      -------      -------
           Earnings per common share                     $  .30          .90          .83
                                                         ======      =======      =======
   Weighted average common shares outstanding
      (in thousands)                                     32,548       32,672       32,878
                                                         ======      =======      =======

   See accompanying notes to consolidated financial statements.

               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                     Consolidated Statements of Common Stock
                         Investment and Preferred Stock

                  Years ended December 31, 1993, 1992 and 1991

                                                             1993         1992           1991
                                                                  (Dollars in thousands)

   Common stock investment:
      Common stock of $.25 par value per share.
       Authorized 100,000,000 shares; issued
       32,980,376 shares in 1993 and 16,490,188
       in 1992 and 1991 (note 5)
        Beginning of year                                  $  4,123       4,123           4,123
        100% stock dividend                                   4,122         -               -
                                                             ------      ------          ------
        End of year                                           8,245       4,123           4,123
                                                             -------      ------          ------
      Premium on common stock:
       Beginning of year                                     41,603      41,603          41,603
       100% stock dividend                                   (4,122)       -               -
                                                            -------      ------          ------
       End of year                                           37,481      41,603          41,603
                                                            -------      ------          ------
      Retained earnings (note 6):
       Beginning of year                                    149,008     133,878         119,681
       Net income                                            10,025      29,609          27,820
       Premium on redemption of preferred stock               -            (84)           -
       Dividends declared:
         5% cumulative preferred - $5.00 per share            (225)       (225)           (225)
         7.64% cumulative preferred - $7.64 per share         -           (113)           (244)
        Common - $.49 per share in 1993, $.43 per
           share in 1992 and $.40 per share in 1991        (15,949)    (14,057)        (13,154)
                                                            -------     -------         -------
       End of year                                         142,859     149,008         133,878
                                                            -------    --------         -------
      Treasury stock, at cost:
       Beginning of year                                    (5,299)     (1,693)           (592)
       Sales of 65,350 shares (note 10)                        804       -               -
       Purchase of 4,376 shares in 1993; 310,000 shares
        in 1992; 90,000 shares in 1991                         (58)     (3,606)         (1,101)
                                                            -------    --------        --------
       End of year                                          (4,553)     (5,299)         (1,693)
                                                            -------    --------        --------
              Total common stock investment                $184,032     189,435        177,911
                                                            =======     =======        =======

   Preferred stock:
      Parent company, $.50 par value per share.
       Authorized 20,000,000 shares; none issued           $    -           -               -
      Subsidiary, $100 par value per share.
       Authorized 250,000 shares (note 4):
         5% cumulative redeemable solely at
           subsidiary's option for $105 per share
           plus accrued dividends, 44,991 shares
           outstanding                                     $  4,499       4,499           4,499
                                                            =======     =======         =======
        7.64% cumulative redeemable with sinking fund

           requirement, 29,600 shares outstanding in 1991:
              Beginning of year                               -           2,960           3,440
              Shares redeemed at par, 4,800 shares and
               24,800 shares at $103 in 1992 and at par,
               4,800 shares in 1991                           -           2,960             480
                                                            -------     -------          ------
              End of year                                     -           -               2,960
              Less current requirement to be redeemed
               at par within one year (2,400 shares)          -           -                 240
                                                            -------     -------          ------
                                                           $  -           -               2,720
                                                            =======     =======         =======


   See accompanying notes to consolidated financial statements.

               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1993, 1992 and 1991


                                                                1993          1992        1991
                                                                     (Dollars in thousands)

   Cash flows from operating activities:
     Net income                                               $ 10,025       29,609       27,820
                                                               -------      -------      -------
     Adjustments to reconcile net income to net
      cash provided by operating activities:
        Depreciation and amortization                           28,698       29,694       28,726
        Cumulative effect of change in accounting principle     23,166         -            -
        Equity in undistributed earnings of joint venture and
         general partnership                                     1,518        1,806        (103)
        Provision for losses on receivables                        474          251          300
        Deferred income taxes                                 (14,308)        2,261          236
        Increase in note receivable from general partnership   (3,286)      (2,927)         -
        Changes in assets and liabilities resulting from
         operating activities:
           Receivables                                         (2,273)      (2,333)          308

           Materials, supplies and other assets                  (150)        (695)        (640)
           Deferred charges                                   (11,788)      (1,023)        (438)
           Accounts payable and accrued expenses               (1,812)        6,492      (3,560)
           Income taxes payable                                  (710)      (1,204)        3,378
           Advance billings and customer deposits                  312           88          580
           Unamortized investment tax credits                  (1,360)      (1,553)      (1,821)
           Other deferred credits                               30,436        1,996      (1,466)
                                                               -------      -------      -------
              Total adjustments                                 48,917       32,853       25,500
                                                               -------      -------      -------
              Net cash provided by operating activities         58,942       62,462       53,320
                                                               -------      -------      -------

   Cash flows from investing activities:
     Expenditures for property and equipment                  (24,995)     (27,340)     (33,394)
      Net salvage on retirements                                   (2)        1,610        1,631
                                                               -------      -------      -------
              Net capital additions                           (24,997)     (25,730)     (31,763)
     Proceeds from sale of investments and other assets             85          192          276
     Investment in and note receivable from general
      partnership                                                 -            -        (35,700)
     Purchases of investments and other assets                   (744)      (4,945)        (894)
     Purchases of temporary investments                       (38,292)     (60,764)    (186,783)
     Maturities and sales of temporary investments              32,905       61,235      207,813
                                                              --------     --------     --------
              Net cash used for investing activities          (31,043)     (30,012)     (47,051)
                                                              --------     --------      -------
              Carried forward                                $  27,899       32,450        6,269
                                                              --------     --------      -------

   Cash flows from financing activities:
     Dividends to stockholders                                (15,514)     (14,124)     (13,386)
     Proceeds from issuance of notes payable                    35,000        -           16,000
     Retirement of notes payable                               (7,500)      (2,000)        -
     Debt issuance costs                                         -            -              (9)
     Purchase of treasury stock                                   (58)      (3,606)      (1,101)
     Sales of treasury stock                                       804        -            -
     Retirement and conversion of long-term debt and
      redemption of preferred stock                           (34,875)      (9,735)     (13,799)
     Premium paid on redemption of preferred stock               -             (84)        -
                                                                             ------
              Net cash used in financing activities           (22,143)     (29,549)     (12,295)
                                                               -------      -------      -------

   Net increase (decrease) in cash and cash equivalents          5,756        2,901      (6,026)

   Cash and cash equivalents at beginning of year                9,585        6,684       12,710
                                                               -------      -------      -------
   Cash and cash equivalents at end of year                   $ 15,341        9,585        6,684
                                                               =======      =======      =======


   See accompanying notes to consolidated financial statements.

               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1993, 1992 and 1991


    (1) Summary of Significant Accounting Policies

        Principles of Consolidation and Organization

        The consolidated financial statements reflect the accounts of Lincoln Telecommunications Company (the Company) and its wholly-owned subsidiaries, The Lincoln Telephone and Telegraph Company (LT&T), LinTel Systems Inc. (LinTel) and Prairie Communications, Inc. (Prairie).

        LT&T provides local and long distance telephone service in 22 southeastern counties of Nebraska and cellular telephone service in the Lincoln, Nebraska MSA. LinTel provides telephone answering services, sales of non-regulated telecommunication products and services and toll services beyond LT&T's local service territory. Prairie has a 50% investment in a general partnership which operates a limited partnership providing cellular telecommunications services in the Omaha, Nebraska MSA. The investment in the partnership is accounted for using the equity method of accounting (see note 3).

        Net earnings applicable to intercompany transactions between companies of different groups of operations have been eliminated.

        The Company and its subsidiaries maintain their records in accordance with generally accepted accounting principles. LT&T maintains its telephone accounting records in accordance with the rules and regulations of the Nebraska Public Service Commission (NPSC) which substantially adheres to rules and regulations of the Federal Communications Commission
   (FCC).

        Property and Equipment

        Property and equipment is stated at cost. Replacements and renewals of items considered to be units of property are charged to the property and equipment accounts. Maintenance and repairs of units of property and replacements and renewals of items determined to be less than units of property are charged to expense. Telephone property and equipment retired or otherwise disposed of in the ordinary course of business, together with the cost of removal, less salvage, is charged to accumulated depreciation. When non-telephone property and equipment is sold or otherwise disposed of, the gain or loss is recognized in operations. LT&T capitalizes estimated costs, during periods of construction of more than one year, of debt and equity funds used for construction purposes. No significant costs were capitalized during the three years ended December 31, 1993. Depreciation on property and equipment is determined by using the straight-line method based on estimated service and remaining lives.

        Income Taxes

        The Company files a consolidated income tax return with its subsidiaries.

        Deferred income taxes arise primarily from reporting differences for book and tax purposes related to depreciation and postretirement benefits.

        Investment tax credits applicable to telephone property and equipment were deferred and taken into income over the estimated useful lives of such property and equipment.

        Retirement Benefits

        The Company has a qualified defined benefit pension plan which covers substantially all employees. The Company also has a qualified defined contribution profit-sharing plan which covers nonunion eligible employees. Costs of the pension and profit-sharing plans are funded as accrued.

        The Company adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions, as of January 1, 1993. This establishes a new accounting principle for the cost of retiree health care and other postretirement benefits (see note 9). Prior to 1993, the Company recognized these benefits on a cash basis.

        Local Network Services

        LT&T's local network service rates are filed with and, in certain circumstances, are subject to review and approval by the NPSC. Billings for local network service are rendered monthly in advance on a cyclical basis. Advance billings are recorded as a liability and subsequently taken into income in the appropriate periods.

        Long Distance and Access Services Revenues

        Long distance and access services revenues are derived from long distance calls within the Company's service territory, carrier charges for access to LT&T's local exchange network, subscriber line charges and contractual arrangements with carriers for other services. Certain of these revenues are realized under pooling arrangements with other telephone companies and are divided among the companies based on respective costs and investments to provide the services. Revenues realized through the various pooling processes are initially based on estimates. Adjustments are recorded in subsequent years as participating companies finalize their respective costs and investments. The Company elected to be subject to price cap regulation by the FCC effective July 2, 1993, pursuant to which limits are imposed on the Company's interstate service rates. Prior to July 2, 1993, the Company operated under rate-of-return regulation, which offered less pricing and earnings flexibility than under price cap regulation.

        Diversified Operations - Long Distance Services

        Long distance service revenues included in Diversified Operations are derived from toll services beyond LT&T's local service territory. These revenues are recognized when earned regardless of the period in which they are billed to the customer. Billing and access costs related to long distance services are included as a cost of Diversified Operations and as revenues of the telephone operations, and are eliminated in consolidation.

        Statements of Cash Flows

        For purposes of the consolidated statements of cash flows, the Company considers all temporary investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents of approximately $11,581,000 and $1,540,000 at December 31, 1993 and 1992, respectively, consist of short-term fixed income securities.

        Common Stock and Earnings Per Common Share

        Effective January 6, 1994, the Company paid a 100% stock dividend to stockholders of record on December 27, 1993, which has been treated as a stock split for financial reporting purposes. All per share information has been retroactively adjusted to give effect to the stock dividend.

    (2) Property and Equipment

        The following table summarizes the property and equipment at December 31, 1993 and 1992 used in the operations:


                                                       1993                     1992
                                                    Accumulated              Accumulated
                                                 depreciation and          depreciation and
          Classifications                       Cost   amortization      Cost      amortization
                                                            (Dollars in thousands)
      Used in telephone operations:
        Land                                  $  2,772      -           2,746        -
        Buildings                               25,716     10,334      24,860        9,824
        Equipment                              407,477    187,953     392,153      171,090
        Motor vehicles and other work
           equipment                            10,116      4,012       9,651        3,823
                                               -------    -------     -------      -------
              Total in service                 446,081    202,299     429,410      184,737
        Under construction                       1,608      -           4,376        -
                                               -------    -------     -------      -------
              Total used in telephone
                  operations                   447,689    202,299     433,786      184,737
      Used in diversified operations             1,851      1,137       1,440          924
                                               -------    -------     -------      -------
                                              $449,540    203,436     435,226      185,661
                                               =======    =======     =======      =======

        The composite depreciation rate for telephone property was 6.5% in 1993, 6.9% in 1992 and 6.7% in 1991.

        Construction expenditures for 1994 are expected to approximate $33,434,000. The Company anticipates funding construction through operations.

        Substantially all telephone property and equipment, with the exception of motor vehicles, is mortgaged or pledged to secure LT&T's first mortgage bonds. Under certain circumstances, as defined in the bond indenture, all assets become subject to the lien of the indenture.

    (3) Equity Investments

        The Company has a 50% interest in Anixter-Lincoln, a general partnership and joint venture with Anixter Bros., Inc. of Skokie, Illinois. Anixter-Lincoln is a distributor of telecommunications equipment. The Company uses the equity method of accounting for this investment.

        On December 31, 1991, Prairie acquired a 50% interest in Omaha Cellular General Partnership (OCGP). The remaining 50% interest in OCGP is owned by Centel Nebraska, Inc. (Centel-Neb). OCGP is the general partner of and holds approximately 55% of the partnership interests in Omaha Cellular Limited Partnership, which provides cellular telecommunications services in Douglas and Sarpy Counties in Nebraska and Pottawattamie County, Iowa. Omaha Cellular Limited Partnership conducts business under the trade name First Cellular Omaha. Prairie is the managing partner of OCGP.

        Prairie purchased its 50% interest in OCGP from Centel Cellular Company (Centel) for $11.9 million. The carrying value of the investment at equity in net assets was approximately $8.1 million at December 31, 1993. Also, Prairie purchased and holds a discounted note from OCGP in the face amount of approximately $54 million, for which the purchase price was $23.8 million. The note has a carrying value of approximately $30 million at December 31, 1993. Such note has a stated interest rate of 11.94% and is due December 31, 1998. The proceeds of the note were distributed by OCGP in equal parts to Centel and Centel-Neb.

        Commencing on December 31, 1996, and for the two-year period thereafter, Prairie has the option to purchase from Centel-Neb the remaining 50% interest in OCGP.

    (4) Redeemable Preferred Stock

        LT&T's 7.64% preferred stock required an annual sinking fund payment to redeem 2,400 shares annually with an additional 2,400 shares subject to redemption at par value. In June 1992, the Board of Directors authorized the redemption of all outstanding shares of the 7.64% preferred stock. This consisted of 4,800 shares at par value and 24,800 shares at $103 per share. The redemption was completed on July 10, 1992 with a total payment of $3,034,400.

    (5) Dividend Reinvestment and Stock Purchase Plan

        Stock for the Company's Employee and Stockholder Dividend Reinvestment and Stock Purchase Plan (Plan) is purchased on the open market by the Plan's Administrator. The basis for the purchase price of the stock allocated to the Plan participants is the average price paid by the Administrator during the 5-day trading period preceding and including the dividend payment date. Employee purchases are at 95% of such price while purchases by non-employee participants are at 100% of such price.

        Participants in the Plan may use cash dividends declared on stock owned and optional cash contributions to purchase additional stock. Any contributions received by approximately eight days before the end of each calendar quarter will be used to purchase shares of stock as of the next dividend date.

        Shares purchased in the open market for the Plan aggregated 57,604, 60,636 and 51,171 during 1993, 1992 and 1991, respectively. Expenses, net of gains, incurred related to the Plan were approximately $22,500, $2,700 and $74,000 in 1993, 1992 and 1991, respectively. There are no shares reserved for issuance under the Plan.

    (6) Long-Term Debt and Notes Payable

        Long-term debt at December 31, 1993 and 1992 is shown below:

      First mortgage bonds:

      Interest      Date final                  1993         1992
        rate       payment due               (Dollars in thousands)

       9.910%      June 1, 2000              $ 44,000       44,000
       8.250       Paid in 1993                 -            9,750
       9.350       Paid in 1993                 -           13,250
       8.150       Paid in 1993                 -           12,000
                                                            ------
             Total long-term debt              44,000       79,000
       Less current installments of long-term debt
                                                -            5,450
                                                            ------
             Long-term debt, excluding
               current installments and
               reacquired debt               $ 44,000       73,550
                                              =======      =======

        The long-term debt agreements contain various restrictions, including those relating to payment of dividends by LT&T to its stockholder (the Company). Notes payable to banks also contain various restrictions. At December 31, 1993, approximately $22,050,000 of LT&T's retained earnings were available for payment of cash dividends under the most restrictive provisions of such agreements.

        The long-term debt is due June 1, 2000 with interest payable semi-annually.

        The Company has notes payable to banks which have variable interest rates ranging from 3.3% to 3.8% at December 31, 1993, which are due by December 31, 1994.

    (7) Income Taxes

        In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Statement 109 requires a change in the method of accounting for deferred income taxes. Under the assets and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the accounting period in which the enactment date occurs.

        Generally accepted accounting principles for regulated enterprises adopting Statement 109 required the recognition of deferred tax assets and liabilities. The Company recognized deferred regulatory assets and liabilities of approximately $17,096,000 and $14,743,000, respectively, as a result of adopting Statement 109. The net effect of these deferred regulatory assets and liabilities of approximately $2,353,000 was recorded on the financial statements as of January 1, 1993 as an increase to deferred income tax liabilities and will be amortized into income tax expense on the financial statements over a ten-year period. The December 31, 1992 financial statements have not been restated to apply the provisions of Statement 109.

        Shown below are the components of income taxes from continuing operations before cumulative effect of change in accounting principle.

                                                1993      1992       1991
                                              (Dollars in thousands)
     Current:
        Federal                             $ 16,400     13,115   13,598
                                             --------   --------  -------
        State                                  3,628      2,278    4,824
                                             --------   --------  -------
                                              20,028     15,393   18,422
                                             --------   --------  -------
     Investment tax credits                   (1,360)    (1,553)  (1,821)
                                             -------    -------   ------
     Deferred:
        Federal                                  490      1,831      172
        State                                    460        430
                                                                      64
                                             -------    -------   ------
                                                 950      2,261      236
                                             -------    -------   ------

          Total income tax expense          $ 19,618     16,101   16,837
                                              =======    =======  =======

        Total income tax expense attributable to income from continuing operations in each year was less than that computed by applying U.S. Federal income tax rates (35% in 1993 and 34% in 1992 and 1991) to income before income taxes. The reasons for the differences are shown on the following page.


                                                 1993                1992                1991
                                                     % of                 % of                % of
                                                    pretax               pretax               pretax
                                          Amount    income     Amount    income      Amount   income
                                                       (Dollars in thousands)
    Computed "expected"
      income tax expense                  $ 18,483   35.0%   $ 15,542     34.0%    $ 15,184    34.0%
    State income tax expense,
      net of Federal income
      tax benefit                            2,658    5.0       1,787      3.9        3,226     7.2
    Tax effect of items capitalized
      for financial statement purposes
      but expensed for tax purposes
      on which deferred income taxes
      were not provided                      -        -           390       .9          418      .9

    Nontaxable interest income                (75)    (.1)       (25)      (.1)       (365)     (.8)
    Amortization of regulatory
      deferred charge                        1,914    3.6       -          -          -         -
    Amortization of regulatory
      deferred liability                   (2,006)   (3.8)      -          -          -         -
    Amortization of investment
      tax credits                          (1,360)   (2.6)    (1,553)     (3.4)     (1,821)    (4.0)
    Effect of FASB No. 109
      adoption on non-
      regulated income                       (236)    (.4)      -          -          -         -
    Other                                      240     .4%       (40)      (.1)         195      .4
                                           -------   -----   --------    ------      ------   ------
         Actual income
              tax expense                 $ 19,618   37.1%   $ 16,101     35.2%    $ 16,837    37.7%
                                           -------   -----    -------    ------     -------   -----

        The significant components of deferred income tax expense attributable to income from continuing operations for the year ended December 31, 1993 were as follows (dollars in thousands):

   Deferred tax expense (exclusive of the
     effects of amortization below)                    $ 1,042
   Amortization of regulatory deferred charges           1,914
   Amortization of regulatory deferred liability        (2,006)
                                                       -------
                                                       $   950
                                                       =======

        For the years ended December 31, 1992 and 1991, deferred tax expense was provided on certain timing differences in the recognition of revenue and expense for tax and financial statement purposes. The sources of these differences and the tax effect of each are shown on the following page.


                                                     1992   1991
                                               (Dollars in thousands)

       Tax over financial statement depreciation   $  855   682
                                                    -----   ----
       Other taxes                                  1,200     -
                                                    -----   ----

       Other                                          206  (446)
                                                   ------   ----
                                                  $ 2,261   236
                                                   ======   ====

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 are presented below (dollars in thousands):

      Deferred tax assets:
         Accumulated postretirement benefit cost           $ 15,946
         Regulatory deferred credits                          5,884
         Other                                                2,438
                                                            -------
             Total gross deferred tax assets                 24,268

      Less valuation allowance                                -
             Net deferred tax assets                         24,268
                                                            -------

      Deferred tax liabilities:
         Plant and equipment, principally due to
          depreciation differences                           40,720
         Regulatory deferred charges                          4,036
         Other                                                2,486
                                                            -------
             Total gross deferred tax liabilities            47,242
                                                            -------
             Net deferred tax liability                    $ 22,974
                                                            =======

      As a result of the nature and amount of the temporary differences which give rise to the gross deferred tax liabilities and the Company's expected taxable income in future years, no valuation allowance for deferred tax assets as of December 31, 1993 was necessary.

      Prior to 1987, LT&T followed the practice of deducting for income tax purposes, interest, sales taxes and certain payroll related costs, which were capitalized in the financial statements. As the NPSC did not permit deferred income taxes relating to such costs to be allowed for rate-making purposes, deferred income taxes were not provided for these timing differences. The cumulative net amount of income tax timing differences for which deferred income taxes were not provided was approximately $16,800,000 at December 31, 1992. The liability for the income tax timing differences was recorded in the previously described adoption of Statement 109 in 1993.

    (8) Benefit Plans

      The Company has a defined benefit pension plan covering substantially all employees with at least one year of service. Annual contributions to the plan are designed to fund current and past service costs as determined by independent actuarial valuations. There is no prior service liability associated with the basic benefits provided by the plan.

      The net periodic pension credit for 1993, 1992 and 1991 amounted to $690,000, $971,000 and $477,000, respectively. The net periodic pension credit is comprised of the following components (dollars in thousands).

                                               1993        1992       1991
                                                  (Dollars in thousands)

    Service cost - benefits earned
      during the period                      $  3,408     3,160       3,099
                                              -------   -------     -------
    Interest cost on projected benefit
      obligations                               8,441     7,744       7,446
                                              -------   -------     -------
    Actual return on plan assets             (25,849)   (9,309)    (22,507)
                                              -------   -------     -------
    Amortization and deferrals, net            13,310   (2,566)      11,485
                                              -------   -------     -------
        Net periodic pension credit          $  (690)     (971)       (477)
                                              =======    ======      ======

        The following table summarizes the funded status of the pension plan at December 31, 1993, 1992 and 1991.


                                                   1993        1992       1991
                                                      (Dollars in thousands)
    Actuarial present value of pension benefit
      obligation:
      Vested                                      $ 97,040     89,485      86,701
                                                  --------     ------     -------
      Nonvested                                     14,108     12,174      11,453
                                                  --------     ------     -------
           Accumulated pension benefit
            obligation                            $111,148    101,659      98,154
                                                   =======    =======     =======
    Projected pension benefit
      obligation                                   127,884    117,510     113,147
    Less, plan assets at market value              185,197    165,563     155,398
                                                   -------    -------     -------
           Excess of plan assets over
            projected pension benefit
            obligation                              57,313     48,053      42,251

    Unrecognized prior service cost                  5,924      2,705       2,901
    Unrecognized net gain                         (49,088)   (35,866)    (29,799)
    Unrecognized net asset being recognized
      over 15.74 years                            (12,520)   (13,953)    (15,385)
                                                  --------   --------    --------
           Prepaid (accrued) pension cost
            recognized in the consolidated
            balance sheets                        $  1,629        939        (32)
                                                   =======     ======     =======

        The assets of the pension plan are invested primarily in marketable equity and fixed income securities and U.S. Government obligations.

        The assumptions used in determining the funded status information and pension expense for the three years were as follows:

                                              1993       1992      1991

       Discount rate                          7.10%       7.10     7.10
                                              ----        ----     ----
       Rate of salary progression             6.00        6.25     6.25
                                              ----        ----     ----
       Expected long-term rate of return
        on assets                             8.00        8.00     8.00
                                              ====        ====     ====

       In addition to the defined benefit pension plan, the Company has a defined contribution profit-sharing plan which covers nonunion eligible employees who have completed one year of service. Participants may elect to deposit a maximum of 15% of their wages up to certain limits. The Company matches 25% of the participants' contributions up to 5% of their wages. The profit-sharing plan also has a provision for an employee stock ownership fund, to which the Company has contributed an additional 1.75% of each eligible participant's wage. The Company's matching contributions and employee stock ownership fund contributions are used to acquire common stock of the Company purchased on the open market. The Company's combined contributions totaled $640,000, $601,000 and $561,000 for 1993, 1992 and
   1991, respectively.

    (9) Postretirement Benefits

       The Company sponsors a health care plan that provides postretirement medical benefits and other benefits to employees who meet minimum age and service requirements upon retirement. Currently, substantially all of the Company's employees may become eligible for those benefits if they have 15 years of service with normal or early retirement. The cost of retiree health care, dental and life insurance benefits was recognized as an expense as premiums were paid in 1992 and 1991. For 1992 and 1991, such expense totaled $2,290,000 and $2,131,000, respectively.

       The Company adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, as of January 1, 1993. The new standard requires accounting for these benefits during the active employment of the participants. The Company elected to record the accumulated benefit obligation upon adoption in the first quarter. After taxes, this one-time charge amounted to
   $23,166,000, net of income tax benefit of $15,258,000.   Pursuant to
   Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, a regulatory asset associated with the recognition of the transition obligation was not recorded because of uncertainties as to the timing and extent of recovery given the Company's assessment of its long-term competitive environment.

       The following table presents the plan's status reconciled with amounts recognized in the Company's consolidated balance sheet at December 31, 1993 (dollars in thousands):

      Accumulated postretirement benefit obligation:
           Retirees                                       $ 29,851
           Fully eligible active plan participants          10,202
           Other active plan participants                    7,328
                                                            ------
                                                            47,381
      Plan assets at fair value                              -
      Unrecognized net loss                                (7,054)
                                                            ------
                  Accrued postretirement benefit cost
                   recognized in consolidated balance
                   sheets                                 $40,327
                                                           ======

        Net periodic postretirement benefit costs for the year ended December 31, 1993 include the following components (dollars in thousands):

     Service cost                                 $    300
     Interest cost                                   3,632
                                                     -----
     Net periodic postretirement benefit costs     $ 3,932
                                                     =====

        For purposes of measuring the benefit obligation, a discount rate of 8.0% and an 11.7% annual rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) was assumed for 1993. This rate of increase was assumed to decrease gradually to 5.5% by the year 2004.

        For purposes of measuring the benefit cost, a discount rate of 9.5% and a 12% annual rate of increase in the health care cost trend rate was assumed for 1993. This rate of increase was assumed to decrease gradually to 6.5% by the year 2002. The health care cost trend rate assumptions have a significant effect on the amounts reported. For example, a one percentage point increase in the assumed health care cost trend rate would increase the aggregate service and interest cost by approximately $350,000 and increase the accumulated postretirement benefit obligation by approximately $4,200,000.

   (10) Stock and Incentive Plan

        The Company has a stock and incentive plan which provides for the award of short-term incentives (payable in cash or restricted stock), stock options, stock appreciation rights or restricted stock to certain officers and key employees conditioned upon the Company's attaining certain performance goals.

        Under the plan, options may be granted for a term not to exceed ten years from date of grant. The option price is the fair market value of the shares on the date of grant. Such exercise price was $11.50 for the 1990 options and $12.75 for the 1992 options. The exercise price of a stock option may be paid in cash, shares of Company common stock or a combination of cash and shares.

        Stock option activity under the Plan is summarized as follows:

                                         1993      1992        1991
       Outstanding at January 1         176,000     88,000      88,000
       Granted                            -         88,000       -
       Exercised                       (65,350)      -           -
       Cancelled                          -
                                                     -           -
       Outstanding at December 31       110,650    176,000      88,000
       Exercisable at December 31        42,650      -           -

      All of the above information has been retroactively adjusted to give effect to the 100% stock dividend.

      The Plan also provides for the granting of stock appreciation rights
   (SARs) to holders of options, in lieu of stock options, upon lapse of stock options or independent of stock options. Such rights offer optionees the alternative of electing not to exercise the related stock option, but to receive instead an amount in cash, stock or a combination of cash and stock equivalent to the difference between the option price and the fair market value of shares of Company stock on the date the SAR is exercised. No SARs have been issued under the plan.

      In addition, 16,002 shares, 15,224 shares and 13,464 shares of restricted stock were awarded from stock purchased on the open market by the Company during 1993, 1992 and 1991, respectively. Recipients of the restricted stock are entitled to cash dividends and to vote their respective shares. Restrictions limit the sale or transfer of the shares for two years subsequent to issuance unless employment is terminated earlier due to death, disability or retirement.

      Amounts charged against 1993, 1992 and 1991 net income for cash and restricted stock awards were approximately $460,500, $388,500 and $277,500, respectively. Pursuant to the Plan, 2,000,000 shares of common stock are reserved for issuance under this Plan.

   (11) Network Service Revenues

        On May 28, 1991, the Nebraska Public Service Commission (NPSC) ordered LT&T to implement several rate and service changes which became effective August 16, 1991. Increased rates for basic local service, together with reduced rates for long distance calls and other changes included in the order, were intended to be revenue-neutral. Results were monitored monthly and were reviewed with the NPSC after a full year of operation. By its order dated February 16, 1993, the NPSC determined that a one-time refund of $1 for each residential line and $2 for each business line would be needed to achieve revenue neutrality. The refunds were provided as credits on customers' March 1993 billing. In addition, the NPSC ordered further reductions in rates for touch call service and long distance service, estimated to total $1,589,000 annually. These rate reductions were effective March 1, 1993.

   (11) Network Service Revenues, Continued

        Network service revenues include revenues received by LT&T for billing and access services provided to LinTel, which were approximately $6,746,000 for 1993, $7,214,000 for 1992 and $7,397,000 for 1991, and are
   deducted as intercompany revenues and expenses.

   (12) Quarterly Financial Information (Unaudited)

                                       First      Second      Third    Fourth
                1993                  quarter    quarter     quarter   quarter     Total
                                                (Dollars in thousands)
     Revenues and sales from
        continuing operations:
     Telephone                       $  40,170    40,406      41,713    41,625     163,914
     Diversified                         6,463     6,828       7,224     7,539      28,054
     Intercompany revenues             (1,896)   (1,955)     (1,909)   (1,858)     (7,618)
                                      --------   -------     -------   -------     -------
     Total                           $  44,737    45,279      47,028    47,306     184,350
                                      ========   =======     =======   =======     =======
     Income before cumulative
       effect of change in
       accounting principle              8,072     7,970       8,276     8,873      33,191
     Cumulative effect of change
       in accounting principle        (23,534)     -             368       -      (23,166)
                                       -------    ------       -----     -----     -------

     Net income (loss)              $ (15,462)     7,970       8,644     8,873      10,025
                                      =======     ======      ======    ======     =======

     Earnings per common share
       before cumulative effect of
       change in accounting principle    .25         .24         .25       .27        1.01
     Cumulative effect of change in
       accounting principle            (.72)         -           .01       -         (.71)
                                      ------      ------        ----     -----       -----
     Earnings (loss) per common
       share                        $  (.47)         .24         .26       .27         .30

                                     =======       =====       =====    ======      ======

                                       First      Second      Third    Fourth
                1992                  quarter    quarter     quarter   quarter     Total
                                      (Dollars in thousands)
    Revenues and sales from
     continuing operations:
     Telephone                       $ 38,452    38,916      38,986    40,406     156,760
     Diversified                        6,157     6,353       7,321     6,920      26,751
     Intercompany revenues             (1,947)   (2,062)     (2,116)   (2,018)     (8,143)
                                     --------    -------    --------  --------    --------
     Total                           $ 42,662    43,207      44,191    45,308     175,368
                                      ========   =======     =======   =======    ========
     Net income                      $  6,145     6,992       8,529     7,943      29,609
                                      ========   =======     =======   =======    ========
     Earnings per common share         $ .19        .21         .26       .24         .90
                                     =======     ======      ======    ======     =======


   (13) Supplemental Disclosures to Statements of Cash Flows

        Cash paid for interest and income taxes for each of the years in the three-year period ended December 31, 1993 are as shown below (dollars in thousands):

                                         1993     1992     1991

        Interest                     $   7,495   8,766    8,776
                                       -------  ------   ------
        Income taxes                  $ 20,631  16,597   15,044
                                       =======  ======   ======


   (14) Common Stock Purchase Rights

        The Board of Directors declared a dividend of one common stock purchase right for each common share outstanding as of June 30, 1989. Under certain conditions, each right may be exercised to purchase for $21.875 an amount of the Company's common stock, or an acquiring company's common stock, having a market value of $43.75. The rights may only be exercised after a person or group (except for certain stockholders) acquires ownership of 10% or more of the Company's common shares or announces a tender or exchange offer upon which consummation would result in ownership of 10% or more of the common shares. The rights expire on June 30, 1999 and may be redeemed by the Company at a price of $.0025 per right, at any time until ten days after a public announcement of the acquisition of 10% of the Company's common stock. At December 31, 1993, 34,980,376 shares of common stock were reserved for issuance in connection with these stock purchase rights.

   (15) Property and State Income Taxes

        In separate decisions during 1991, the Nebraska Supreme Court (the Court) decided that the personal property tax system of the State as applied in 1989 and in 1990 was unconstitutional. On January 22, 1993, the Court affirmed a determination by the Nebraska State Board of Equalization and Assessment whereby 18.81% of the taxes paid for 1990 should be refunded to the Company and certain other taxpayers. In mid-1993, LT&T and LinTel entered into agreements with the Nebraska Tax Commissioner pursuant to which LT&T and LinTel agreed to accept a refund of 18.81% of the property taxes paid for the 1989 and 1990 tax years. Such agreements were subsequently approved by the NPSC. As a result of these actions, the Company recorded refunds or credits of approximately $1,359,000 and $1,494,000 in 1993 and 1992, respectively.

        Also in 1991, the Nebraska Legislature responded to the 1991 Court decisions by eliminating personal property taxes for 1991 only, substituting increased rates for state corporate income taxes and creating a 4% surcharge on depreciation deductions. In July 1992, the Court declared this legislative action to be unconstitutional. Subsequently, the Nebraska Legislature enacted new tax legislation for 1992, similar to the 1991 legislation but with a 2% surcharge on depreciation deductions. The combination of these two actions lowered the Company's state income taxes by approximately $575,000 for 1992.

        In view of a constitutional amendment approved by the voters in 1992, the constitutional issues concerning Nebraska property taxes appear to have been resolved.


   (16) Disclosures About the Fair Value of Financial Instruments

        Cash and Cash Equivalents, Receivables, Accounts
            Payable and Notes Payable to Banks

       The carrying amount approximates fair value because of the short maturity of these instruments.

        Temporary Investments

       The fair values of the Company's marketable investment securities are based on quoted market prices.

        Investments and Other Assets

       The fair value of the Company's note receivable from OCGP is based on the amount of future cash flow associated with the instrument discounted using the Company's current borrowing rate on similar instruments of comparable maturity.

        Long-Term Debt

       The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate on similar debt instruments of comparable maturity.

   Estimated Fair Value

       The estimated fair value of the Company's financial instruments are summarized as follows:

                              At December 31, 1993    At December 31, 1992
                                Carrying  Estimated   Carrying  Estimated
                                 amount   fair value   amount  fair value

    Temporary investments       $ 29,451    30,693      29,064     29,596
                                  ======    ======      ======     ======
    Note receivable from OCGP   $ 30,013    35,644      26,727     31,958
                                  ======    ======      ======     ======
    Long-term debt              $ 44,000    54,021      79,000     93,609
                                  ======    ======      ======     ======

   Limitations

       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

   (17) Reclassifications

        Certain of the 1992 and 1991 financial statement amounts have been reclassified to conform with the 1993 presentation.

   Item 7.   Financial Statements and Exhibits

             (a)                           Not applicable

             (b)                           Not applicable

             (c)                           Exhibits

   Designation                             Description


        24                                 Consent of KPMG Peat Marwick

                                    SIGNATURE

             Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  LINCOLN TELECOMMUNICATIONS COMPANY



                                  By: FRANK H. HILSABECK
                                      Frank H. Hilsabeck
                                      President and Chief Executive Officer



   Dated:    February 14, 1994

                                  Exhibit Index

      Exhibit                                          Page


      24                          Consent of KPMG Peat Marwick